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                                                                 EXHIBIT 99.2

                                                                  NEWS RELEASE

                      [UNION TEXAS PETROLEUM LETTERHEAD]


Contact: Carol L. Cox
         (713) 968-2714


     UNION TEXAS PETROLEUM ANNOUNCES $212 MILLION CAPITAL BUDGET FOR 1995,

            PLANS TO INCREASE EXPLORATION SPENDING BY 85% OVER 1994


         Houston, February 2, 1995 -- The board of directors of Union Texas Petroleum Holdings, Inc. has approved a 1995 capital spending budget of approximately $212 million, up from $131 million spent in 1994. The exploration portion of the 1995 capital plan calls for an 85% increase over 1994 levels.

         "A major thrust for Union Texas' capital spending in 1995 will be a substantially expanded exploration program," said Chairman and CEO Clark Johnson. "During 1995, we expect to spend about $74 million on exploration activities, including at least nine exploratory wells in new venture areas in Argentina, Alaska, Tunisia, Vietnam and Eastern Indonesia in addition to as many as 20 wells in ongoing exploration programs in our producing areas in the U.K. North Sea, Indonesia and Pakistan."

         "Our exploration plan represents the highest level of international exploration activity for Union Texas in our recent history. The 1995 program provides exciting opportunities for Union Texas. We are committed to enhancing value for our shareholders."

DEVELOPMENT PLANS

         Union Texas has allocated approximately $132 million for oil and gas development programs in the U.K. North Sea, Indonesia and Pakistan, up from $83 million spent in 1994.





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         A key focus for Union Texas' 1995 development program is the company's participation in the development of the Britannia gas field in the U.K. North Sea. Union Texas acquired a 9.42% unit interest in Britannia, the U.K. North Sea's largest undeveloped gas field, during 1994. Of the $132 million development budget for 1995, the company plans to spend about $47 million at Britannia, which will include drilling activities and platform and facilities construction. Overall, Union Texas' total share of development costs for Britannia from 1994 through start-up of production in late 1998 is estimated at approximately $200 million.

EXPLORATION PLANS

         As part of its $74 million exploration budget in 1995, Union Texas has earmarked approximately $41 million for exploration activities in offshore Argentina, Alaska, Tunisia, Vietnam, Eastern Indonesia and other new venture areas. A total of approximately $33 million is budgeted for the company's ongoing exploration programs in the U.K. North Sea, Indonesia and Pakistan.

         The exploration portion of Union Texas' 1994 capital spending was $40 million. The company's increased capital spending in 1995 will enable Union Texas to participate in at least nine wells in new venture areas (compared to four in 1994) and up to 20 wells in its producing areas (versus 11 wells in
1994). "We believe that our expanded exploration program for 1995 will enhance our company's chance of finding significant reserves over time," said Mr. Johnson.

PETROCHEMICAL OPERATIONS

         For its petrochemical interests in Louisiana, Union Texas has allocated approximately $5 million in 1995, primarily for the completion





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of the additional 12th furnace at the company's jointly-owned ethylene plant and for other projects to increase volumes and enhance productivity. The company spent $6 million on its petrochemical operations in 1994.

ACQUISITIONS

         The company also stated that it would continue to seek attractive acquisition opportunities during 1995. Union Texas said its acquisition strategy in 1995 would include the evaluation of both developed and undeveloped reserves. The company's capital spending budget does not include any amounts for acquisitions, but the company believes that its financial strength and available credit give it the financial resources to make acquisitions. Union Texas' 1994 capital spending of $131 million does not include $159 million for the acquisition of the interest in the Britannia field.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemical interests in the U.S.





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                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                              CAPITAL SPENDING*
                            (Dollars in Millions)


                                      PLANNED 1995                       1994
                                      ------------                     --------
United Kingdom
    Exploration                            $ 13                          $  8
    Development                              35                            34
    Britannia                                47                             3

Indonesia
    Exploration                            $  9                          $  5
    Development                              41                            40

Pakistan
    Exploration                            $ 11                          $  4
    Development                               9                             6

New Exploration
  Ventures **                              $ 41                          $ 23

Petrochemicals                             $  5                          $  6

Corporate                                  $  1                          $  2
                                           ----                          ----
    Total                                  $212                          $131 ***

* Includes the company's equity interests in the Unimar partnership and excludes capitalized interest.

**    Primarily includes Argentina, Alaska, Tunisia, Vietnam and Eastern
      Indonesia.

*** Does not include $159 million for the acquisition of a 9.42% unit interest in the Britannia field in the U.K. North Sea.


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